EXHIBIT 2.2

Execution Version

FIRST AMENDMENT

TO

PURCHASE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of September 15, 2024, by and among UNITED PARCEL SERVICE OF AMERICA, INC., a Delaware corporation (“UPS”), UPS CORPORATE FINANCE S.À R.L., a limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“UPS Lux”), UPS SCS (UK) LTD., a limited company formed under the laws of England and Wales (“UPS SCS”), UPS Europe SRL, a limited liability company (société à responsabilité limitée) (“UPS Europe”, and together with UPS, UPS Lux and UPS SCS, the “Sellers”), and RXO, Inc., a Delaware corporation (“Buyer”). Sellers and Buyer are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

A.       Reference is hereby made to that certain Purchase Agreement (the “Agreement”), dated as of June 21, 2024, by and among Sellers and Buyer. Capitalized terms used but not defined herein have the respective meanings given such terms in the Agreement.

B.       Pursuant to Section 9.15 of the Agreement, the Agreement may be amended or modified by a written agreement executed and delivered by the Parties.

C.       The Parties desire to amend the Agreement as further set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Amendment, and intending to be legally bound hereby, each Party hereby agrees:

1.        Amendment to Agreement. Subject to the terms and conditions of this Amendment:

(a)	Parties. UPS Europe is hereby inserted and incorporated as a Seller and an Asset Seller to the Agreement, and any reference to a Seller and an Asset Seller, or the Sellers and Asset Sellers, in the Agreement shall be read to include UPS Europe.

(b)	Specified Matters. Schedule 1.1(f) of the Agreement is hereby deleted in its entirety and replaced with the following new Schedule 1.1(f) attached to this Amendment as Attachment 1.
(c)	Transferred Assets and Liabilities. Section 2.2(a) of the Agreement is hereby amended by inserting the following at the end of Section 2.2(a):

Notwithstanding anything to the contrary contained herein, (x) the Sellers shall (and shall cause their Affiliates to) transfer, prior to the Closing and pursuant to and in accordance with those certain Bill of

Sale, Assignment and Assumption Agreements attached hereto as Attachment 2-A and 2-B, respectively, all of Transferred Assets and Liabilities to the applicable Acquired Company in lieu of transferring such Transferred Assets and Liabilities directly to Buyer at the Closing, and (y) for all purposes under the Agreement, the Sellers and Buyer shall continue to have all rights, duties and obligations contained in this Agreement applicable to such Transferred Assets and Liabilities. For avoidance of doubt, each Buyer and the applicable Seller shall be responsible for fifty percent (50%) of all Transfer Taxes incurred as a result of the transfer of the Transferred Assets and Liabilities in accordance with Section 5.6(f).

(d)	Excluded Liability. The definition of “Excluded Liability” in Section 2.2(c) of the Agreement is hereby amended by inserting a new subpart (xi) as an additional Excluded Liability to the Agreement, which new subpart (xi) is set forth on Schedule I attached hereto.

(e)	Guarantees; Commitments; Misdirected Payments. Section 5.11 of the Agreement is hereby amended by inserting a new subpart (d) immediately following subpart (c), which new subpart (d) is set forth on Schedule II attached hereto.
(f)	Co-Location Agreements. Section 5.30 is hereby inserted into the Agreement as a new covenant, immediately following Section 5.29, which Section 5.30 is set forth on Schedule III attached hereto.

2.        Effect of Amendment. The Agreement, as amended by this Amendment, comprises the entire agreement and understanding among the parties thereto with respect to the subject matter hereof and thereof, and the Agreement, as amended by this Amendment, is in all respects ratified and confirmed. Except as specifically amended or otherwise modified hereby, the Agreement shall continue in full force and effect and nothing contained in this Amendment shall be construed as a waiver or modification of any other provision of or existing rights or obligations of any party under the Agreement, except as such rights are expressly modified hereby.

3.        Constructions, Etc. This Amendment shall be governed by all provisions of the Agreement, unless the context otherwise requires, Section 9.1 (Fees and Expenses), Section 9.3 (Severability), Section 9.5 (No Third Party Beneficiaries) Section 9.8 (Consent to Jurisdiction), Section 9.9 (Wavier of Jury Trial), and Section 9.10 (Governing Law) of the Agreement.

4.        Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by email transmission (including any electronic signature) shall be as effective as delivery of a manually executed counterpart of the Amendment.

[Signature pages follow.]

2

IN WITNESS THEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

SELLERS:

UNITED PARCEL SERVICE OF AMERICA, INC.

By:	/s/ HeatherLynn Daly
	Name:	HeatherLynn Daly
	Title:	Vice President

UPS CORPORATE FINANCE S.À R.L.

By:	/s/ Brian Raab
	Name:	Brian Raab
	Title:	Authorized Signatory

UPS SCS (UK) LTD.

By:	/s/ Brian Raab
	Name:	Brian Raab
	Title:	Authorized Signatory

UPS EUROPE SRL

By:	/s/ Raoul Stewardson
	Name:	Raoul Stewardson
	Title:	Director

[Signature Page to First Amendment to Purchase Agreement]

BUYER:

RXO, INC.

By:	/s/ Jeffrey Firestone
	Name:	Jeffrey Firestone
	Title:	Chief Legal Officer and Corporate Secretary

[Signature Page to First Amendment to Purchase Agreement]